UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2006

ALTEON INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16043 (Commission File Number)	13-3304550 (IRS Employer Identification No.)
6 Campus Drive
Parsippany, New Jersey 07054
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (201) 934-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO DEFINITIVE MATERIAL AGREEMENTS.
On April 19, 2006, Alteon Inc., a Delaware corporation (“Alteon”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Alteon Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Alteon (“Merger Sub”), HaptoGuard, Inc., a Delaware corporation (“HaptoGuard”), and Genentech, Inc., a Delaware corporation (“Genentech”). The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into HaptoGuard, with HaptoGuard becoming the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Alteon (the “Merger”).
At the effective time of the Merger, (a) pursuant to the terms of Alteon’s certificate of incorporation and the Merger Agreement, Genentech will convert a portion of the Alteon Preferred Stock that it holds into shares of Alteon Common Stock, such that the number of such shares of Alteon Common Stock to be issued will, when added to the shares of Alteon Common Stock already owned by Genentech, equal 19.99% of Alteon’s outstanding Common Stock as calculated after the conversion of such Alteon Preferred Stock; (b) Genentech will transfer to HaptoGuard a portion of Alteon Preferred Stock held by it, in such an amount that will convert to a number of shares of Alteon Common Stock, in accordance with the terms of Alteon’s certificate of incorporation and the terms of the Merger Agreement equal in value to $3,500,000 (the price per share of the Alteon Common Stock based on the volume-weighted average price of the per share selling prices on the American Stock Exchange for the twenty (20) trading days immediately preceding the signing of the Merger Agreement); (c) Genentech will transfer to Alteon all of the remaining shares of Alteon Preferred Stock held by Genentech which are not either converted or transferred, and such shares of Alteon Preferred Stock shall cease to be outstanding, be canceled and retired without payment of any consideration therefor other than pursuant to the terms of the Merger Agreement and cease to exist; (d) every share of HaptoGuard Common Stock (the “Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than the dissenting shares) shall be converted into the right to receive a number of shares of Alteon Common Stock equal to the quotient of (i) the sum of (x) a number of shares of Alteon Common Stock to be issued by Alteon to HaptoGuard stockholders at the effective time with a value of $5.3 million (the “Alteon Shares”), plus (y) the number of shares of Alteon Common Stock to be issued pursuant to section (b) above at the effective time, the market value of (x) and (y) to be equal to $8,800,000, divided by (ii) the sum of (x) the number of outstanding Shares at the effective time, and (y) the number of Share Equivalents (as defined below) (the “Exchange Ratio”); and (e) each Share held in the treasury of HaptoGuard and each Share owned by Alteon or by any direct or indirect wholly-owned subsidiary of HaptoGuard or Alteon immediately prior to the effective time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor other than pursuant to the terms of the Merger Agreement and cease to exist.
Alteon will assume each outstanding vested or unvested option to purchase HaptoGuard Common Stock, which will be exercisable following the Merger for the number of shares of HaptoGuard Common Stock that were purchasable under such option immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Common Stock) and the per share exercise price for the shares of HaptoGuard Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of HaptoGuard Common Stock at which such option was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio (and rounding the resulting exercise price up to the nearest whole cent). All outstanding warrants to purchase HaptoGuard Common Stock will be exchanged for the right to receive a number of shares of Alteon Common Stock (“Share Equivalents”) at the effective time of the Merger which will have a market value equal to the difference between (i) the market value of the product of the number of shares of HaptoGuard Common Stock that were purchasable under such warrants immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Alteon Common Stock) and (ii) the total exercise price of such warrant.
HaptoGuard has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, and (iii) not to solicit proposals relating to alternative business combination transactions. Alteon and Merger Sub have also made customary representations, warranties and covenants in the Merger Agreement, including covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period.
Consummation of the Merger is subject to certain conditions, including (i) receipt of any necessary governmental approvals, (ii) approval of the Merger Agreement and the Merger by the stockholders of Alteon and HaptoGuard, (iii) absence of any law or order prohibiting the consummation of the Merger, and (iv) subject to certain exceptions, the accuracy of the representations and warranties made by HaptoGuard and by Alteon.
The Merger Agreement contains certain termination rights for both HaptoGuard and Alteon. Upon termination of the Merger Agreement under specified circumstances, the terminating party would be required to pay the other party a termination fee of $440,000 plus any payments already made pursuant to the Merger Agreement.
A copy of the press release announcing the execution of the Merger Agreement is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
On April 19, 2006, Alteon announced that it has signed binding agreements for a private placement of Units, consisting of common stock and warrants for gross proceeds of approximately $2.6 million. Each Unit consists of one share of Alteon common stock and one warrant to purchase one share of Alteon common stock, comprising a total of up to 10,340,000 shares of Alteon common stock and warrants to purchase up to 10,340,000 shares of Alteon common stock. The offering is to be made to accredited investors, as defined in and pursuant to an exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended.
Under the terms of the purchase agreement, the Units will be sold at a price of $0.25 per Unit, and the warrants will be exercisable for a period of five years commencing six months from the date of issue at a price of $0.30 per share. Pursuant to the purchase agreement, investors have a right to participate in any closing of a subsequent financing by Alteon of its common stock or common stock equivalents up to an aggregate amount equal to 50% of such subsequent financing until the second anniversary of the declaration of effectiveness by the SEC of a registration statement for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the private placement. The closing is subject to customary closing conditions.
Under the terms of the registration rights agreement, Alteon has agreed to file a registration statement with the SEC for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the private placement within 45 days of the closing. Failure to file the registration statement in a timely manner will result in payment by Alteon to each investor of liquidated damages, subject to certain limitations set forth in the registration rights agreement. Such liquidated damages are also payable in the event that the resale registration statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the registration statement following its effectiveness, each as described in the registration rights agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibit.

99.1 Press Release dated April 19, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEON INC.
Dated: April 19, 2006
/s/ Kenneth I. Moch
Kenneth I. Moch
President and Chief Executive Officer